Exhibit 99.1

POORE BROTHERS REPORTS RESULTS
FOR FOURTH-QUARTER AND FISCAL 2003

Record Fourth-Quarter and Fiscal 2003 Revenue Driven by T.G.I. Friday’s® Brand

GOODYEAR, Ariz. – February 12, 2004 – Poore Brothers, Inc. (Nasdaq: SNAK) today reported financial results for the fourth quarter and fiscal year ended December 27, 2003.

For the fiscal year ended December 27, 2003, net revenue increased 12% to a record $66.4 million, compared with revenue of $59.3 million for the previous fiscal year.  Net income for the fiscal year declined 60% to $1.1 million, or $0.06 per basic and diluted share, compared with net income of $2.6 million, or $0.16 per basic and $0.15 per diluted share, in the prior-year period.  As expected, net income was impacted significantly in fiscal 2003 by approximately $3.5 million in planned introductory consumer marketing programs, such as national television advertising, as well as other costs associated with the launch of the Crunch Toons™ brand.

The Company’s revenue increased in the manufactured products segment as a result of growth in T.G.I. Friday’s® brand salted snacks.  Overall, T.G.I. Friday’s® brand salted snacks revenue was 13% higher than in 2002, accounting for approximately 61% of the Company’s net revenue for the year.  The Company’s Crunch Toons™ brand snacks contributed $3.5 million in net revenue during the year.  The growth from these brands was partially offset by anticipated lower shipments of Tato Skins® brand snacks in the vending channel, and by slightly lower revenue from private label potato chips.  The Company’s kettle chip brands were flat versus 2002 and the distributed products segment rose modestly.

Gross profit for the fiscal year increased to $13.3 million, or 20% of net revenue, compared to $11.3 million, or 19% of net revenue, in 2002 due to the revenue increase, improved manufacturing efficiencies and despite a $1.0 million pre-tax impairment write-down of idle packaging equipment during 2003.  Without the write-down, gross profit would have been $14.3 million in 2003, or nearly 22% of net revenue.

Operating costs increased to $13.3 million in fiscal 2003, up from $8.6 million in 2002, or 20% versus 15% of net revenue.  The increase was driven by introductory consumer marketing programs, such as national television advertising, and other costs associated with the new Crunch Toons™ brand launch.  In fiscal 2003, other income and expense included $1.9 million of pre-tax income from an insurance claim settlement.  In fiscal 2002, the Company benefited from the reversal of a deferred tax valuation allowance of approximately $1.2 million related to the Company’s net operating loss carryforward.

Excluding the impact of the insurance claim settlement and the impairment write-down, net income in fiscal 2003 would have been approximately $0.5 million, or $0.03 per basic and diluted share.  Excluding the impact in fiscal 2002 of the deferred tax valuation allowance reversal, net income would have been approximately $1.4 million, $0.09 per basic and $0.08 per diluted share.

Net revenue for the fourth-quarter ended December 27, 2003 reached $16.0 million, a fourth-quarter record, and increased 10% compared to fourth-quarter 2002 net revenue of $14.5 million.  The Company’s revenue growth was driven by the same factors as for fiscal year results.

Gross profit margin in the fourth quarter declined to 19% of net revenue from 21% of net revenue in 2002 due to the impact of $0.3 million of shelf-placement fees incurred related to the Crunch Toons™ brand launch which were reflected as a reduction of net revenue.  Gross profit of $3.0 million was flat compared to the same quarter of 2002.

Operating costs increased to $5.3 million in the fourth quarter of 2003, up from $2.3 million in 2002, or 33% versus 16% of net revenue.  The increase was driven by the aforementioned planned introductory consumer marketing programs and other costs associated with the launch of Crunch Toons™.

The Company’s income tax rate in the fourth quarter of 2003 and 2002 of approximately 37% reflects both federal and state income taxes.  The net loss for the fourth quarter was $1.5 million, or $0.08 per basic and diluted share, compared to net income of $0.6 million, or $0.03 per basic and diluted share, in the comparable quarter of 2002.

Mr. Eric J. Kufel, president and chief executive officer, stated, “Overall, fiscal 2003 was another successful year for the Company, the fifth straight year of profitability and record revenue.  We are pleased that our T.G.I. Friday’s® brand has continued its strong revenue growth, particularly in the mass, vending and convenience store channels.  We are also pleased with the initial performance of our two new items for the brand, Mozzarella Sticks and Onion Rings.”

“Our introduction of the Crunch Toons™ brand represented true product innovation for the industry, was enthusiastically received by retailers, and we invested significantly in consumer and trade marketing programs to support its launch during 2003,” continued Mr. Kufel.  “We expected our fourth-quarter television advertising and the release of a major motion picture to provide momentum for the brand through increased consumer trial and awareness.  Unfortunately, consumer response to these fourth-quarter marketing activities fell far short of our expectations.”

“The Company’s 2004 goals reflect significantly improved profitability and continued revenue growth,” commented Mr. Thomas W. Freeze, senior vice president and chief financial officer.  “Specifically, we expect to achieve net income of $2.8 - $3.3 million, or $0.14 - $0.17 per diluted share, on net revenue of $70 - $75 million.  This goal represents a 4-5% net income margin and a 166-214% percent increase over 2003 net income.”

“The Company expects to deliver significantly improved profitability as a result of increased revenue, improved operating efficiencies, and the absence of introductory marketing expenses for the Crunch Toons™ brand,” continued Mr. Freeze.  “However, our guidance also reflects investments to support continued growth of the T.G.I. Friday’s® brand as well as consumer research, product development and market testing of new brand concepts.”

“Our key revenue priority for 2004 is to deliver continued strong revenue growth from T.G.I. Friday’s® brand snacks by expanding distribution particularly in the mass merchandiser, convenience store and grocery channels,” stated Mr. Freeze.  “We also plan to evolve the consumer proposition for the Crunch Toons™ brand.  In the first quarter of 2004, we plan to introduce a new character and product flavor, Scooby Doo™ BBQ.  We will proceed cautiously with our investments in the brand and keep our expectations realistic in the meantime.  Also, we expect to generate approximately $2 million less revenue in the distributed products segment due to the discontinuation of a product line not manufactured by the Company.  This will allow us to increase our focus on growing both the Poore Brothers® and T.G.I. Friday’s® brands in our home market.”

“In closing, we are optimistic about the future as we strive to build a diverse portfolio of innovative brands by successfully developing or acquiring $20-50 million national niche brands,” concluded Mr. Kufel.

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Crunch Toons™, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®. For further information about Poore Brothers or this release, please contact Thomas W. Freeze, Senior Vice President and Chief Financial Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are “forward looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of existing and future products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

SCOOBY-DOO and all related characters and elements are trademarks of and © Hanna-Barbera.

(s04)

POORE BROTHERS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Fiscal Year Ended
	Dec. 27, 2003	Dec. 28, 2002	Dec. 27, 2003	Dec. 28, 2002
	(unaudited)	(unaudited)
Net revenue	$15,957,711	$14,503,363	$66,417,836	$59,348,471
Cost of revenue	13,020,072	11,460,305	52,068,963	48,036,462
Write-down of equipment	(16,250)	—	1,030,352	—
Gross profit	2,953,889	3,043,058	13,318,521	11,312,009
Selling, general & administrative expenses	5,293,719	2,289,015	13,290,660	8,637,652
Operating income (loss)	(2,339,830)	754,043	27,861	2,674,357
Insurance claim settlement, net	—	247,985	1,918,784	259,376
Interest expense, net	(61,250)	(104,430)	(252,820)	(539,733)
Income (loss) before income tax provision	(2,401,080)	897,598	1,693,825	2,394,000
Income tax (provision) benefit	891,139	(332,113)	(641,861)	242,837
Net income (loss)	$(1,509,941)	$565,485	$1,051,964	$2,636,837

Earnings (loss) per common share:
Basic	$(0.08)	$0.03	$0.06	$0.16
Diluted	$(0.08)	$0.03	$0.06	$0.15
Weighted average number of common shares:
Basic	18,578,407	16,686,148	17,572,951	16,146,081
Diluted	18,578,407	18,049,958	18,476,486	17,826,953

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	Dec. 27, 2003	Dec. 28, 2002

Current assets	$14,498,178	$8,808,726
Property and equipment, net	11,755,096	13,009,948
Other assets, net	10,327,046	9,937,952
Total assets	$36,580,320	$31,756,626

Current liabilities	$6,647,254	$6,848,755
Long-term debt	3,139,801	4,105,118
Deferred tax liability	1,731,625	80,512
Total liabilities	11,518,680	11,034,385
Shareholders’ equity	25,061,640	20,722,241
Total liabilities and shareholders’ equity	$36,580,320	$31,756,626

POORE BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	Dec. 27, 2003	Dec. 28, 2002

Net cash flows from operating activities	$2,005,845	$5,841,688
Net cash flows from investing activities	(1,059,795)	(575,081)
Net cash flows from financing activities	898,333	(4,765,618)
Net increase (decrease) in cash	1,844,383	500,989
Cash and cash equivalents at beginning of period	1,395,187	894,198
Cash and cash equivalents at end of period	$3,239,570	$1,395,187

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